Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Another Record Quarter at Six Flags as Adjusted EBITDA(1) Improves 39 Percent

Revenue Increases 36 Percent Driven by 37 Percent Increase in Attendance

GRAND PRAIRIE, Texas — April 27, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced revenue in the first quarter of 2016 grew 36 percent to $115 million and Adjusted EBITDA1 improved 39 percent or $15 million. Since most of the parks were not open during the first quarter, Adjusted EBITDA was a loss of $23 million, which was the company’s best first-quarter performance in its history. Modified EBITDA2 for the twelve months ending March 31, 2016 was $534 million, an increase of $51 million or 11 percent compared to the twelve months ending March 31, 2015. Modified EBITDA margin improved to a new industry high of 41.3 percent, and Modified EBITDA less capex margin was 32 percent, also an industry high.
“Our 2016 season is off to an excellent start with record financial performance and a 24 percent growth in our Active Pass Base,” said John Duffey, President and CEO. “Our lineup of new attractions in 2016 is the best in the company’s history, including the first-ever integration of virtual reality technology into our roller coasters. We remain focused on delighting our guests with unique and thrilling forms of entertainment, and building shareholder value as we make steady strides toward achieving our 2017 financial target of $600 million of Modified EBITDA.”
The strong revenue growth in the quarter was primarily driven by a 37 percent increase in attendance and a 2 percent increase in guest spending per capita. Attendance in the first quarter grew 580,000 to 2.1 million guests, of which approximately 200,000 related to Easter falling in March, shifting a portion of the company’s operating calendar into the first quarter. After adjusting for the calendar timing shift, attendance grew approximately 24 percent.
Total guest spending per capita for the first quarter 2016 was $44.84, which was an increase of $1.02 or 2 percent over the first quarter of 2015. Admissions per capita increased $1.18 or 5 percent to $27.02 and in-park spending per capita decreased $0.16 or 1 percent to $17.82.
The reported revenue and revenue per capita comparisons to prior year were adversely impacted by foreign exchange translation and a higher mix of season pass and membership attendance, which puts downward pressure on revenue per capita. On a constant currency3 basis, in the first quarter revenue grew $33 million or 40 percent, admissions per capita increased $1.94 or 8 percent, and in-park spending per capita increased $0.67 or 4 percent.
Sponsorship and international licensing revenue was up $3 million, or 26 percent, in the first quarter, driven primarily by higher fees associated with development of international Six Flags-branded theme parks. The company’s international licensing business continues to build momentum, with existing partnerships in Dubai and China and a partnership to build a theme park and water park in Vietnam announced in March.
The loss per share for the first quarter was $0.51 compared to a loss per share of $0.75 in 2015.
Cash Earnings Per Share4 for the twelve months ending March 31, 2016 was $3.05, and represented an increase of $0.27 or 10 percent as compared to the same period in the prior year.
As a result of continued strong sales of season passes and memberships, the company’s Active Pass Base, which includes all members and season pass holders, increased 24 percent year-over-year as of March 31, 2016.
In the first quarter of 2016, the company invested $43 million in new capital, paid $53 million in dividends, or $0.58 per common share, and repurchased $11 million of its common stock. Net Debt5 as of March 31, 2016 was $1,554 million, which translates to a 3.1 times net leverage ratio.

Conference Call

At 8:00 a.m. Central Time today, April 27, 2016, the company will host a conference call to discuss its first quarter 2016 financial performance. The call is accessible either through the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through May 4, 2016 by dialing 1-855-859-2056 or +1-404-537-3406 using the Conference ID # 87714165.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(2)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(3)	Constant Currency calculations assume prior year results are translated at current year foreign exchange rates.

(4)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards.

(5)	Net Debt represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended
(Amounts in thousands, except per share data)	March 31, 2016	March 31, 2015
Theme park admissions	$58,081	$40,546
Theme park food, merchandise and other	38,290	28,225
Sponsorship, licensing and other fees	14,432	11,442
Accommodations revenue	4,616	4,942
Total revenue	115,419	85,155
Operating expenses (excluding depreciation and amortization shown separately below)	94,111	83,362
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	34,257	32,280
Costs of products sold	10,138	7,185
Depreciation	25,378	26,137
Amortization	650	658
Stock-based compensation	2,006	22,307
(Gain) loss on disposal of assets	(483)	666
Interest expense, net	19,458	18,587
Other expense (income), net	699	(72)
Loss before income taxes	(70,795)	(105,955)
Income tax benefit	(23,860)	(35,629)
Net loss	$(46,935)	$(70,326)

Weighted-average number of common shares outstanding:
Weighted-average number of common shares outstanding — basic and diluted:	92,359	93,855

Net loss per average common share outstanding:
Net loss per average common share outstanding — basic and diluted:	$(0.51)	$(0.75)

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow for the three and twelve months ended March 31, 2016 and March 31, 2015:

	Three months ended		Twelve Months Ended
(Amounts in thousands, except per share data)	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net (loss) income	$(46,935)	$(70,326)	$216,246	$104,909
Income from discontinued operations	—	—	—	(545)
Income tax (benefit) expense	(23,860)	(35,629)	82,138	45,504
Other expense (income), net	699	(72)	994	474
Loss on debt extinguishment	—	—	6,557	—
Interest expense, net	19,458	18,587	76,774	73,147
(Gain) loss on disposal of assets	(483)	666	8,733	4,734
Gain on sale of investee	—	—	—	(10,031)
Amortization	650	658	2,615	2,651
Depreciation	25,378	26,137	104,029	104,557
Stock-based compensation	2,006	22,307	35,932	156,986
Impact of Fresh Start valuation adjustments (2)	22	39	143	316
Modified EBITDA (3)	(23,065)	(37,633)	534,161	482,702
Third party interest in EBITDA of certain operations (4)	—	—	(38,165)	(38,012)
Adjusted EBITDA (3)	(23,065)	(37,633)	495,996	444,690
Cash paid for interest, net	(28,682)	(27,561)	(71,637)	(67,143)
Capital expenditures, net of property insurance recoveries	(42,542)	(33,859)	(122,880)	(99,549)
Cash taxes (5)	(5,979)	(3,835)	(17,119)	(16,177)
Free Cash Flow (6)	$(100,268)	$(102,888)	$284,360	$261,821

Weighted-average number of common shares outstanding — basic	92,359	93,855	93,208	94,205

Cash (Loss) Earnings Per Share	$(1.09)	$(1.10)	$3.05	$2.78

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	March 31, 2016	December 31, 2015
Cash and cash equivalents (excluding restricted cash)	$22,588	$99,760
Total assets	2,393,355	2,428,440

Deferred income	130,240	97,334
Short-term bank borrowings	72,000	—
Current portion of long-term debt	7,520	7,506
Long-term debt (excluding current portion)	1,497,005	1,498,022

Redeemable noncontrolling interests	435,721	435,721

Total stockholders' (deficit) equity	(73,186)	24,216

Shares outstanding	93,250	91,551

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.